EXHIBIT 99.3

Business Update

As a result of the Merger, the Company provided the following business update:

Overview

We are engaged in the research and development of targeted, non-systemic therapies for the treatment of patients with gastrointestinal (“GI”) diseases. Non-systemic therapies are non-absorbable drugs that act locally, i.e. in the intestinal lumen, skin or mucosa, without reaching an individual’s systemic circulation.

We are currently focused on developing our pipeline of gut-restricted GI clinical drug candidates, including niclosamide, an oral small molecule with anti-viral and anti-inflammatory properties, and the biologic adrulipase (formerly MS1819), a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients.

Our niclosamide programs leverage proprietary oral and topical formulations to address multiple GI conditions, including inflammatory bowel diseases (“IBD”) indications and viral diseases. We are currently advancing three separate clinical programs of our niclosamide formulations, including FW-COV for Severe Acute Respiratory Syndrome Coronavirus 2 (“COVID-19”) GI infections, FW-ICI-AC for Immune Checkpoint Inhibitor-associated colitis (“ICI-AC”) and diarrhea in advanced stage oncology patients, and FW-UP for ulcerative proctitis (“UP”) and ulcerative proctosigmoiditis (“UPS”). We are further developing two pre investigational new drug (“IND”) programs of our niclosamide therapies for additional IBD indications, including FW-UC for ulcerative colitis (“UC”) and FW-CD for Crohn’s disease (“CD”).

Our adrulipase programs are focused on the development of an oral, non-systemic, biologic capsule for the treatment of exocrine pancreatic insufficiency (“EPI”) in patients with cystic fibrosis (“CF”) and chronic pancreatitis (“CP”). Our goal is to provide CF and CP patients with a safe and effective therapy to control EPI that is non-animal derived and offers the potential to dramatically reduce their daily pill burden.

We are developing our drug candidates for a host of GI diseases where there are significant unmet clinical needs and limited therapeutic options, resulting in painful, life threatening and discomforting consequences for patients. Our mission is to help protect the health and restore quality of life for the millions of people afflicted by these GI diseases.

Each drug candidate and clinical program is described below.

Niclosamide

Niclosamide, a pro-inflammatory pathway inhibitor, is a prescription small molecule drug that has been safely used on millions of patients. Niclosamide is listed as an essential medicine by the World Health Organization (WHO). In the U.S., niclosamide was approved by the United States Food and Drug Administration (“FDA”) in 1982 for the treatment of intestinal tapeworm infections. Niclosamide’s activity as an antihelminthic results from direct action in the intestinal lumen where it disrupts parasitic metabolic function called oxidative phosphorylation, killing parasites. Niclosamide has been commercially available worldwide for more than 50 years as 500mg single-dose tablets intended for use in pediatric and adult populations, at a dose rate of 2g per adult or child over six years of age. No safety issues have ever been identified. In addition to its antihelminthic activity, niclosamide has novel anti-inflammatory and anti-viral properties.

We believe niclosamide, and more specifically our proprietary and patent-pending micronized niclosamide formulation, has the potential to be an ideal therapeutic to treat multiple GI indications due to the following favorable properties: (i) it has a reduced particle size (D(90) between 5 and 9 µM) as compared to regular non-micronized niclosamide (approximately D(90) ≥ 60µM) with greater surface to solvent ratio, (ii) low oral bio-availability with minimal systemic absorption / exposure, (iii) improved dissolution with broader distribution allowing for higher local GI concentrations (up to approximately 200 times based on preclinical study results), and (iv) it exhibits anti-inflammatory effects while avoiding steroid-related complications and adverse events.

FW-COV Program for COVID-19 GI infections

We are developing FW-COV, a small molecule micronized niclosamide in an oral immediate release tablet formulation as treatment for SARS-CoV-2 intestinal infection. The formulation to be used has been milled (micronized) to allow superior dissolution in the gut fluids. This in turn allows local niclosamide concentrations to reach anti-viral levels. Thus, FW-COV has the potential to benefit COVID-19 patients by decreasing viral load in the GI tract, treating infection symptoms and preventing transmission of the virus through fecal spread. Evidence of niclosamide’s antiviral properties is sufficient to expect a clinical pharmacodynamic response against viral replication and clinical benefit, justifying the proposed clinical study in COVID-19 patients and favorable benefit-risk assessment.

An IND for FW-COV micronized niclosamide for COVID-19 GI infections was cleared by the FDA in September 2020. In April 2021, we initiated our Phase 2 RESERVOIR clinical trial for the treatment of COVID-19 related GI infections. The Phase 2 RESERVOIR clinical trial is a two-part, two-arm, randomized, placebo-controlled study examining the safety and efficacy of micronized oral niclosamide tablets in patients with COVID-19 GI infection. The two primary objectives of the RESERVOIR trial are to confirm the safety of niclosamide in the treatment of patients with COVID-19 GI infection and to demonstrate efficacy in clearing the SARS-CoV-2 virus from the GI tract.

Part 1 of the trial studied 9 patients with COVID-19 and had diarrhea. Patients were randomized (2:1 niclosamide:placebo), treated for 14 days and observed closely for any signs of safety issues. In September 2021, we announced positive results from an independent Data Monitoring Committee review of the interim safety data, which approved initiating patient enrollment in Part 2.

Part 2 of the trial will study approximately 150 patients in the U.S., Ukraine and India with mild or moderate COVID-19. Patients will be randomized to either niclosamide, 400 mg tablets, three times a day, or placebo tablets three times a day. After 14 days of treatment, patients will be taken off study drugs and remain on study observation for up to 6 months.

The primary efficacy measure of the RESERVOIR trial is the rate of fecal SARS-CoV-2 virus clearance (rectal swab or stool sample) assessed by RT-PCR, comparing the niclosamide arm to the placebo arm for up to six months. These long-term observation data could indicate that niclosamide treatment has the potential to improve ‘long haul’ COVID-19 symptoms. Topline data from the RESERVOIR trial is expected in the first half of 2022.

FW-ICI-AC Program for Immune Checkpoint Inhibitor-associated Colitis (ICI-AC)

Immune checkpoint inhibitors (“ICIs”) are monoclonal antibodies that target down-regulators of the anti-cancer immune response and have revolutionized the treatment of a variety of malignancies. The global market for ICIs in in 2019 was estimated to be over $22 billion and growing rapidly. Approximately 44% of patients with advanced cancer tumors, or about 260,000 patients, are eligible to receive ICIs.

However, many immune-related adverse events, especially diarrhea and colitis, limit the use of ICIs. While Grade 1 colitis (less than four stools per day) is treated symptomatically as outpatients, about 30% or more of patients with Grade 1 colitis progress to Grade 2 or worse. Those patients must be taken off the ICI being used for the treatment of their cancer. Also, they receive aggressive immunosuppressive therapies, further aggravating their underlying cancer.

The incidence of immune-mediated colitis (“IMC”) ranges from 1% to 25% depending on the type of ICI and whether they are used in combination. Approximately 30% of ICI patients develop diarrhea, which can progress to colitis. The onset of diarrhea in ICI-AC patients occurs within six to seven weeks and progressively worsens, and the progression to colitis is rapid and unpredictable. For example, in patients taking ipilimumab (Yervoy), between 25% and 30% of patients developed diarrhea and approximately 8% to 12% developed colitis. Moreover, the trend is towards the use of combination ICI therapies (e.g. Yervoy and Opdivo) which may lead to a concomitant increase in both diarrhea and colitis.

Administration of corticosteroids, or treatment with certain immunosuppressive biologics, while withholding ICI therapy are recommended for Grade 2 or more severe ICI-AC. The impact of this colitis complication and the withholding of treatment may reduce the goal of progression free cancer survival. An oral, non-absorbed treatment, such as niclosamide, for Grade 1 or Grade 2 colitis (diarrhea) may prevent progression of ICI-AC. We believe there currently is no approved treatment for Grade 1 colitis.

FW-ICI-AC is a niclosamide-based small molecule anti-inflammatory inhibitor therapy which we intend to use for the treatment of immune checkpoint inhibitor-associated colitis and diarrhea in advanced stage cancer patients.  FW-ICI-AC will be supplied in two formulations, as an oral immediate-release tablet and as a topical rectal enema. The standard care for treating IBD, such as UC and CD, are corticosteroids and aminosalicylic acids or 5-ASAs, which can cause problems when used for checkpoint inhibitor patients due to their immunosuppressant effects.  FW-ICI-AC has the potential to safely treat Grade 1 ICI colitis and diarrhea and prevent its progression to more serious and potentially fatal later stages. The overall goal of early niclosamide treatment is to enable oncology patients to remain on their ICI treatment without interruption.

In September 2021, we submitted an IND application to the FDA to commence our Phase 1b/2a PASSPORT ICI-AC clinical trial using both an oral immediate-release tablet and a topical rectal enema formulations of niclosamide for Grade 1 and Grade 2 colitis and diarrhea in oncology patients receiving treatment with ICIs. We plan to initiate the 1b/2a PASSPORT ICI-AC trial in the U.S. following FDA clearance of the IND application as early as the fourth quarter of 2021.

The primary objective of our planned Phase 1b/2a PASSPORT trial of niclosamide is to determine the safety, and potential efficacy of niclosamide in treatment of ICI-AC. The trial will be in two parts. Part 1 will study 12 patients with ICI-AC using oral niclosamide or oral plus niclosamide enemas, treated for two weeks. If deemed safe, Part 2 will study 90 patients in three arms (30 patients per arm), treated for two weeks. One arm will receive oral niclosamide three times daily, another arm will receive placebo three times daily. These two arms will be blinded. The third arm will employ oral niclosamide, three times daily, plus niclosamide enemas, twice daily. The primary efficacy endpoint for Part 2 will be time needed to resolve the diarrhea. Important secondary endpoints will be sparing of steroids, prevention of progression of disease and recurrence of diarrhea.

FW-UP Program for Ulcerative Proctitis (UP) and Ulcerative Proctosigmoiditis (UPS)

UP and UPS are two types of UC, a chronic inflammatory bowel disease consisting of fine ulcerations in the inner mucosal lining of the large intestine that do not penetrate the bowel muscle wall. UPS causes inflammation in the colon and rectum, while UP is confined only to the rectum. Symptoms include weight loss, fatigue, abdominal pain and cramps, rectal pain and bleeding, and diarrhea, although constipation can also develop as the body struggles to maintain normal bowel function. UP and UPS affect approximately 200,000 patients in the U.S. annually.

UP and UPS can occur at any point throughout life, with a high occurrence in young children and then again around 40-50 years of age. Progression of this disease to ulcerative colitis, extending farther up the bowel to involve the sigmoid colon, occurs in about 30-50% of patients. UP and UPS allow convenient clinical management and observation by local sigmoidoscopy Although there is a range of treatments to help ease symptoms and induce remission, there is no cure.

We are developing FW-UP, a niclosamide-based, small molecule anti-inflammatory inhibitor therapy in enema formulation for the treatment of UP and UPS. FW-UP is currently being investigated in a three stage Phase 1b/2a clinical trial in Europe to study the safety and potential efficacy of niclosamide in patients with UP and UPS.

Stage 1 of the trial studied 17 subjects with UP who had failed first line therapy with 5-ASAs, and were treated for six weeks with low dose FW-UP niclosamide rectal enemas twice a day. Preliminary results demonstrated that FW-UP niclosamide enemas were well tolerated, with a durable therapeutic effect. The efficacy endpoint was to achieve a clinical remission, defined as a Modified Mayo Score of 2 or less. A clinical remission rate of 59% was achieved which is higher than currently approved second line therapy with budesonide (38% to 44%).

Stage 2 of the trial is designed to study a higher dose of niclosamide enema twice daily for six-weeks. Initially, four subjects have been enrolled open label to ensure tolerability of the higher dose, which was well tolerated. Stage 2 will include approximately 28 more subjects in a placebo-controlled study, which we expect to begin enrollment in the first half of 2022. Upon completion of Stage 2, we will assess overall dose response, efficacy and tolerability.

Stage 3 of the trial will be an adaptively designed stage based upon the results obtained from Stage 2.

Adrulipase Program for Exocrine Pancreatic Insufficiency (EPI)

Adrulipase, a recombinant lipase enzyme for the treatment of EPI associated with CF and CP, is supplied as an oral capsule. Adrulipase is derived from the yeast Yarrowia lipolytica and breaks up fat molecules in the digestive tract of EPI patients so that they can be absorbed as nutrients. Unlike the standard of care, the adrulipase lipase does not contain any animal products.

EPI is a condition characterized by deficiency of exocrine pancreatic enzymes, primarily lipase, resulting in a patient’s inability to digest food properly, or maldigestion. The deficiency of these enzymes can be responsible for greasy diarrhea, fecal urge, abdominal pain and weight loss. We believe that there are two principal therapeutic indications for EPI compensation by adrulipase: (i) children and adults affected by CF, and (ii) adult patients with CP. There are more than 30,000 patients with EPI caused by CF according to the Cystic Fibrosis Foundation and there are approximately 90,000 patients in the U.S. with EPI caused by CP according to the National Pancreas Foundation. The digestive standard of care for both CF and CP patients with EPI are commercially available porcine pancreatic enzyme replacement (“PERT”) pills.

We have determined to initially pursue the indication for adults in CF.

Completed Phase 2 OPTION Bridging Dose Monotherapy Study

In October 2018, the FDA cleared our IND application for adrulipase in patients with EPI due to CF. In connection with the FDA’s clearance of the IND, we initiated a multi-center Phase 2 bridging dose safety study in the fourth quarter of 2018 in the U.S. and Europe (the “OPTION Bridging Dose Study”). We targeted enrollment of 30 to 35 patients, ages 18 or older, and in September 2019, we announced positive results from the OPTION Bridging Dose Study on 32 patients.

Results showed that the primary efficacy endpoint of coefficient of fat absorption (“CFA”) was comparable to the CFA in a prior Phase 2a study in patients with CP, while using the same dosage of adrulipase. The dosage used in the OPTION Bridging Dose Study was 2.2 grams per day, which was determined in agreement with the FDA as a bridging dose from the highest safe dose used in the Phase 2a CP dose escalation study. Although the OPTION Bridging Dose Study was not powered for statistical significance, we believe the data demonstrated meaningful efficacy results, with approximately 50% of the patients showing CFA high enough to reach non-inferiority with standard PERTs. Additionally, the coefficient of nitrogen absorption (“CNA”) was comparable between the adrulipase and PERT arms, 93% vs. 97%, respectively, in the OPTION Bridging Dose Study. This important finding confirms that protease supplementation is not likely to be required with adrulipase treatment.

Ongoing Phase 2b OPTION 2 Monotherapy Trial

In October 2019, the Cystic Fibrosis Foundation Data Safety Monitoring Board (the “CFF DSMB”) completed its review of our final results of the OPTION Bridging Dose Study. It found no safety concerns for adrulipase, and supported our plan to proceed to a higher 4.4 gram dose of adrulipase with enteric (delayed release) capsules in multi-center dose escalation Phase 2b clinical trial (the “OPTION 2 Trial”). In December 2019, we submitted the clinical trial protocol for the OPTION 2 Trial to the existing IND at the FDA. The clinical trial protocol was reviewed by the FDA with no comments. In April 2020, we received approval to conduct the OPTION 2 Trial in Therapeutics Development Network clinical sites in the U.S. as well as Institutional Review Board (“IRB”) approval to commence the OPTION 2 Trial.

The OPTION 2 Trial was designed to investigate the safety, tolerability and efficacy of adrulipase (2.2 gram and 4.4 gram doses in enteric capsules) in a head-to-head manner versus the current standard of care, PERT pills. The OPTION 2 Trial was an open-label, crossover study, conducted in 15 sites in the U.S. and Europe. Enrollment included a total of 26 CF patients 18 years or older. Adrulipase was administered in enteric capsules to provide gastric protection and test for optimal delivery of enzyme to the duodenum. Patients were initially randomized into two cohorts: to either the adrulipase arm, where they received a 2.2 gram daily oral dose of adrulipase for three weeks; or to the PERT arm, where they received their pre-study dose of PERT pills for three weeks. After three weeks, stools were collected for analysis of CFA. Patients were then crossed over for another three weeks of the alternative treatment. After three weeks of cross-over therapy, stools were again collected for analysis of CFA. A parallel group of patients were randomized and studied in the same fashion, using a 4.4 gram daily dose of adrulipase. All patients were followed for an additional two weeks after completing both crossover treatments for post study safety observation. Patients were assessed using descriptive methods for efficacy, comparing CFA between adrulipase and PERT arms, and for safety.

In November 2020, we announced that we would submit protocol amendment request to the FDA for the OPTION 2 Trial to add a study arm utilizing immediate release adrulipase capsules. In January 2021, we announced that we had initiated the additional study arm. This extension phase tested patients 18 years or older, who had already completed the cross-over phase, with immediate release capsules at higher 4.4 and 6.6 gram doses relative to the 2.2 gram capsules previously used in the OPTION Bridging Dose Study. The purpose of the additional study arm was to allow us to compare data from the existing crossover arm using enteric (delayed release) capsules with data from the new extension arm, to help us identify the optimal dose and delivery method for adrulipase.

In March 2021, we announced topline data results from the OPTION 2 Trial. The data demonstrated adrulipase to be safe and well-tolerated. In addition, we believe the data from the OPTION 2 Trial also demonstrates meaningful drug activity, as was also the case with our OPTION Bridging Dose Study and a prior Phase 2a study in patients with CP, and also with the interim data in our ongoing Combination Trial (as defined and discussed in further detail below). However, patients in the OPTION 2 Trial did not consistently meet the primary efficacy endpoint. Some patients were able to achieve CFA at levels beyond what is required to demonstrate non-inferiority with PERT therapies, but the majority did not. As such, we did not meet our primary endpoint for the trial.

We expect to receive the final clinical study report for the OPTION 2 Trial in the fourth quarter of 2021.

We believe that the underlying cause of the adrulipase’s uneven efficacy performance in the OPTION 2 Trial lies with the enteric capsule formulation. While we believe the enteric capsule protected the lipase from breaking down in the stomach acid, the trial data suggests the enteric capsule may dissolve too slowly in the small intestine to release the lipase enzyme in time to aid with proper digestion and nutrient absorption.

As a result, we have announced plans to develop a new formulation for adrulipase, employing a capsule filled with acid-resistant granules, or microbeads, similar to what is used in CREON®, ZENPEP® and other PERT therapies. These beads will be placed into immediate release capsules that are intended to dissolve in the stomach, dispersing the beads, which should then pass through to the small intestine and break down, releasing the lipase enzyme so that it thoroughly mixes with food as it is being digested.

We are currently working with contract manufacturers to develop this new formulation. If successfully developed, we plan to initiate a further Phase 2 bridging study in the first half of 2022 to evaluate the new formulation’s efficacy, without substantially delaying our development efforts in other areas.

Ongoing Phase 2 Combination Therapy Trial

In addition to the CF monotherapy studies, we launched a Phase 2 multi-center clinical trial (the “Combination Trial”) in Europe (Hungary and Turkey) to investigate the safety, tolerability and efficacy of escalating doses of adrulipase, in combination with PERT, in order to increase CFA levels and relieve abdominal symptoms in CF patients who suffer from severe EPI and continue to experience clinical symptoms of fat malabsorption despite taking the maximum daily dose of PERTs.

Ideally, a stable daily dose of PERT will enable CF patients to eat a normal to high-fat diet and minimize unpleasant gastrointestinal symptoms. In practice, however, approximately 25-30% of CF patients do not achieve normal absorption of fat with PERTs. Achieving an optimal nutritional status, including normal fat absorption levels, in CF patients is important for maintaining better pulmonary function, physical performance and prolonging survival. Furthermore, a decline of body mass index around the age of 18 years predicts a substantial drop in lung function. We believe a combination therapy of PERT and adrulipase has the potential to: (i) correct macronutrient and micronutrient maldigestion; (ii) eliminate abdominal symptoms attributable to maldigestion; and (iii) sustain optimal nutritional status in CF patients with severe EPI.

The Combination Trial enrolled 20 patients, 12 years of age or older, with severe EPI, with CFA levels less than 80%, at clinical sites in Hungary and Turkey. We dosed the first patients in the Combination Trial in Hungary in October 2019. Patients enrolled in the study received escalating doses of 700mg, 1200mg, and 2240mg of adrulipase daily for 15 days per dosing level, in addition to their standard PERT dose. Baseline CFA was established by measuring CFA levels while on standard of care therapy only, before beginning combination therapy. The primary efficacy endpoint of the trial is improvement in CFA; secondary endpoints of the study are improvements in the stool weight, stool consistency, number of bowel movements, the incidence of steatorrhea, and increase of body weight.

We announced positive interim data on the first five patients in the Combination Trial in August 2020. The primary efficacy endpoint was met, with CFAs greater than 80% for all patients across all visits. For secondary efficacy endpoints, we observed that stool weight decreased, the number of stools per day decreased, steatorrhea improved, and body weight increased. Additionally, no serious adverse events were reported. In October 2020, we opened a total of five clinical sites in Turkey and dosed the first patients in November 2020.

In May 2021, we announced positive interim data from the first 18 out of 20 patients in our Phase 2 Combination Trial evaluating adrulipase in combination with PERT, the current standard of care, for the treatment of severe EPI in CF patients.

In August 2021, we announced positive full topline results from all 20 patients enrolled in the Combination Trial. Data collected from the 20 patients indicated that adrulipase in combination with PERT led to clinically meaningful improvements in the primary efficacy endpoint, the CFA, with an average gain of more than six percentage points from baseline. According to the clinical literature, a five-point improvement in CFA is considered clinically significant.

We expect to receive the final clinical study report for the Combination Trial in the fourth quarter of 2021.

Product Programs

Our current therapeutic product pipeline consists of four clinical-stage programs and two pre-IND programs, each of which are described below.

Niclosamide

Niclosamide, a pro-inflammatory pathway inhibitor, is a prescription small molecule drug that has been safely used on millions of patients. Niclosamide is listed as an essential medicine by the World Health Organization (WHO). In the U.S., niclosamide was approved by the FDA in 1982 for the treatment of intestinal tapeworm infections. Niclosamide’s activity as an antihelminthic result from direct action in the intestinal lumen where it disrupts parasite oxidative metabolism, killing parasites. Niclosamide has been commercially available worldwide for more than 50 years as 500mg tablets intended for use in pediatric and adult populations, at a dose of 2g per adult or child over six years of age per day. No safety issues have ever been identified. In addition to its antihelminthic activity, niclosamide has novel anti-inflammatory and anti-viral properties.

We believe niclosamide, and more specifically the patented and proprietary micronized niclosamide formulation developed by First Wave, has the potential to be an ideal therapeutic to treat multiple GI indications due to the following favorable properties: (i) it has a reduced particle size ((D(90) between 5 and 9 µM) as compared to regular non-micronized niclosamide (approximately D(90) ≥ 60µM) with greater surface to solvent ratio, (ii) low oral bio-availability with minimal systemic absorption / exposure, (iii) improved dissolution with broader distribution allowing for higher local GI concentrations (up to approximately 200 times based on preclinical study results), and (iv) it exhibits anti-inflammatory effects while avoiding steroid-related complications and adverse events.

Scientific Background

Recent discoveries in immune cell metabolism suggest that it is possible to selectively target disease-causing immune cells to treat inflammatory diseases without unwanted side effects such as broad immunosuppression. Research indicates that IBD, including ulcerative colitis, ulcerative proctitis/proctosigmoiditis and Crohn’s disease, is driven by pathogenic Th17 cells, which release a cascade of local cytokines that in turn cause inflammation in bowel wall tissues.

Th17 cells rely on a cellular process called oxidative phosphorylation to survive. Niclosamide is known to disrupt the oxidative phosphorylation in the mitochondria of pathogenic Th17 cells in a manner that selectively induces apoptosis of pathogenic Th17 cells, overcoming their inherent resistance to cell death. This effect is mild enough that it does not interfere with normal cells. By killing Th17 cells, niclosamide may reduce inflammation and calm the gut, selectively killing pathogenic, inflammatory cells while leaving healthy cells untouched.

Numerous cell culture studies using cells obtained by biopsy of inflamed bowel tissues from IBD patients, and also in animal models of IBD, have demonstrated beneficial effects of niclosamide.

Our suite of proprietary, gut-restricted niclosamide product candidates are designed to target the metabolism of disease-causing Th17 cells to potentially halt or delay the progression of disease, stop flare-ups, and address patient needs at all stages of IBD, from mild to severe, and for cancer patients with ICI-AC.

Inflammatory Bowel Disease (IBD) Background

IBD is an umbrella term used to describe disorders that involve chronic inflammation of the digestive track. IBD affects approximately 3 million people in the U.S. annually. IBD is divided into two main classes of gastrointestinal inflammatory diseases: (i) ulcerative colitis (UC), including ulcerative proctitis (UP) and ulcerative proctosigmoiditis (UPS), and (ii) Crohn’s Disease (CD). There are similarities between UC and CD, such as immunopathology, and equal distribution between males and females. However, there are also notable differences. UC is generally limited to the colon, while CD may occur anywhere in the small or large intestine. UC usually affects continuous mucosal surfaces, while CD is patchier, with areas of normal bowel mucosa separating the inflammatory patches. Importantly, CD often involves deep bowel tissues and can lead to fistulas into the abdominal cavity or out to the skin surface. CD requires surgical intervention more often than UC. While medical treatments for UC and CD are generally similar, CD is much less responsive.

FW-COV Program for COVID-19 GI infections

The COVID-19 pandemic is a global public health emergency caused by the SARS-CoV-2 virus. An increasing volume of convergent evidence indicates that GI infection and fecal-oral transmission of SARS-CoV-2 are important factors in the clinical presentation, virology and epidemiology of COVID-19. There is currently no etiological treatment for COVID-19 GI effects. We believe our FW-COV micronized niclosamide formulation will be the only one being tested in clinical trials for a COVID-19 GI indication. Given the potentially critical role of COVID-19 GI infections we believe there is a clear unmet therapeutic need.

Drug repurposing and/or repositioning aimed at identifying new therapeutic applications for existing clinically approved drugs is a critical strategy to accelerate drug discovery for the COVID-19 pandemic. Multiple companies and laboratories have identified and validated niclosamide to have potent antiviral activity against SARS-CoV-2.

A study published in July 2020 in Antimicrobial Agents and Chemotherapy, an American Society for Microbiology journal (Jeon et. Al, 2020) examined a small set (n=49) of FDA-approved drugs that were selected based on either having known activity against SARS-CoV or being recommended by infectious disease experts for activity against the SARS-CoV-2 virus. Results from this study indicated that niclosamide was the most potent of all agents tested in a Vero cell cytopathic assay with an IC50 value of 0.28 µM. For comparison, in terms of potency, niclosamide out-performed reference compounds chloroquine, lopinavir, and remdesivir with IC50 values of 7.28, 9.12, and 11.41 µM, respectively. IC50 is a quantitative measure that indicates how much of a particular inhibitory substance (e.g. a drug) is needed to inhibit, in vitro, a given biological process or biological component by fifty percent. Thus, niclosamide is approximately 40-fold more potent in vitro than VEKLURY® (remdesivir), an antiviral drug marketed by Gilead Sciences Inc. that received FDA approval in October 2020 for use in adult and pediatric patients for the treatment of COVID-19 requiring hospitalization.

Following oral administration, niclosamide is poorly absorbed, which results in a majority of the administered dose remaining in the GI tract. We believe this basic property of niclosamide, when combined with micronized niclosamide in the drug product to accelerate dissolution, allows this drug product to achieve pharmacologically effective concentrations of niclosamide in the GI tract while having almost no bioavailability, potentially enhancing efficacy and safety. We believe these properties make our micronized niclosamide formulation an ideal and differentiated therapeutic for treating COVID-19 infections and GI symptoms.

There are multiple other late-stage clinical trials evaluating the standard (non-micronized) formulation of niclosamide in COVID-19. We believe this further indicates that available data on niclosamide’s antiviral properties against SARS-CoV-2 is considered by others to be sufficient to proceed with clinical testing.

Evidence of niclosamide’s antiviral properties is sufficient to expect a clinical pharmacodynamic response against viral replication and clinical benefit, justifying the proposed clinical study in COVID-19 patients and favorable benefit -risk assessment.

In April 2021, we initiated our Phase 2 RESERVOIR clinical trial for the treatment of COVID-19 related GI infections. The Phase 2 RESERVOIR clinical trial is a two-part, two-arm, randomized, placebo-controlled study examining the safety and efficacy of micronized oral niclosamide tablets in patients with COVID-19 GI infection. The two primary objectives of the RESERVOIR trial will be to confirm the safety of niclosamide in the treatment of patients with COVID-19 GI infection and to demonstrate efficacy in clearing the SARS-CoV-2 virus from the GI tract.

Part 1 of the trial studied 9 patients with COVID-19 and GI positive stool or rectal swabs for SARS-CoV-2. Patients were treated for 14 days and observed closely for any signs of safety issues. In September 2021, we announced positive results from an independent Data Monitoring Committee review of the interim safety data, which approved initiating patient enrollment in Part 2.

Part 2 of the trial will study approximately 150 patients in the U.S., Ukraine and India in outpatient care setting with COVID-19 and PCR positive stool or rectal swabs for SARS-CoV-2. Patients will be randomized to either niclosamide, 400 mg tablets, three times a day, or placebo tablets three times a day. After 14 days of treatment, patients will be taken off study drugs and remain on study observation for up to 6 months (long-term observation).

The primary efficacy measure of the RESERVOIR trial is the rate of fecal SARS-CoV-2 virus clearance (stool sample) assessed by RT-PCR, comparing the niclosamide arm to the placebo arm. The long-term observation data could indicate that niclosamide treatment has the potential to improve ‘long haul’ COVID-19 symptoms. Topline data from the RESERVOIR trial is expected in the first half of 2022.

FW-ICI-AC for Immune Checkpoint Inhibitor Colitis (ICI-AC)

Immune checkpoint inhibitors (“ICIs”) are monoclonal antibodies that target down-regulators of the anti-cancer immune response and have gained increasing popularity and have revolutionized the treatment of a variety of malignancies. However, many immune-related adverse events, especially diarrhea and colitis, limit their use. A 2019 study titled, “Immune checkpoint inhibitor-induced colitis: A comprehensive review,” published in World Journal of Clinical Cases (Sol et.al, 2019) estimated the incidence of IMC ranges from 1% to 25% depending on the type of ICI and whether they are used in combination. A 2017 study titled “Incidence of immune checkpoint inhibitor-related colitis in solid tumor patients: a systematic review and meta-analysis” published in Oncoimmunology (Wang et.al, 2017) estimated that approximately 44%, or 260,000 patients with advanced and metastatic tumors were eligible to receive ICIs. Further, approximately 30% of ICI patients develop diarrhea, which can progress to colitis. The onset of diarrhea in ICI-AC patients occurs within six to seven weeks and progressively worsens, and the progression to colitis is rapid and unpredictable.

In patients taking Yervoy® (ipilimumab) marketed by Bristol Myers Squibb, between 25% to 30% developed diarrhea and approximately 8% to 12% developed colitis, as reported in a peer-reviewed article, “Immune-checkpoint inhibitor-induced diarrhea and colitis in patients with advanced malignancies: retrospective review at MD Anderson” published in the Journal for ImmunoTherapy of Cancer (Wang et. al,, 2018). Moreover, there is a treatment trend towards the use of combination ICI therapies (for example combining Yervoy® and Opdivo®), which is believed to lead to a concomitant increase in both diarrhea and colitis.

We believe there currently is no approved treatment for Grade 1 colitis. The recommended treatment for Grade 2 or more severe colitis is administration of corticosteroids, or treatment with certain immunosuppressive biologics, while withholding ICI therapy (National Cancer Institute, 2020). The impact of this colitis complication and treatment may reduce the goal of progression free cancer survival. We believe there is an unmet medical need and an oral, non-absorbed therapeutic, such as our FW-ICI-AC niclosamide, for Grade-1 colitis (diarrhea) may prevent progression to Grade 2 or more severe disease.

In September 2021, we submitted an IND application to the FDA to commence our Phase 1b/2a PASSPORT ICI-AC clinical trial using both an oral immediate-release tablet and a topical rectal enema formulations of niclosamide for Grade 1 and Grade 2 colitis and diarrhea in oncology patients receiving treatment with ICIs. We plan to initiate the 1b/2a PASSPORT ICI-AC trial in the U.S. following FDA clearance of the IND application as early as the second half of 2021.

The primary objective of our planned Phase 1b/2a PASSPORT trial of niclosamide is to determine the safety, and potential efficacy of niclosamide in treatment of ICI-AC. The trial will be in two parts. Part 1 will study 12 patients with ICI-AC using oral niclosamide or oral plus niclosamide enemas, treated for two weeks. If deemed safe, Part 2 will study 90 patients in three arms (30 patients per arm), treated for two weeks. One arm will receive oral niclosamide three times daily, another arm will receive placebo three times daily. These two arms will be blinded. The third arm will employ oral niclosamide, three times daily, plus niclosamide enemas, twice daily. The primary efficacy endpoint for Part 2 will be time needed to resolve the diarrhea. Important secondary endpoints will be sparing of steroids, prevention of progression of disease and recurrence of diarrhea.

FW-UC for Ulcerative Colitis (UC)

UC is an IBD that causes inflammation and ulcers (sores) in the digestive tract. UC generally affects the innermost lining of the large intestine (colon). UC affects approximately 830,000 patients in the U.S. annually and approximately 84% or 700,000 have mild to moderate disease.The immunopathology of UC is complex and is generally considered to be caused by a dysregulated immune system. There is evidence that a hereditary trait is involved. While the cause is not known, most researchers now feel that invasive bacteria or virus in the bowel wall sets off an abnormal response by local T lymphocytes. Normally, a subgroup of lymphocytes called Th17 cells protect the bowel wall from microbial invaders. However, in patients with UC, these Th17 cells become pathogenic and release a cascade of local cytokines, which in turn cause inflammation in bowel wall tissues. This persistent inflammation causes tissue damage, and clinical symptoms. Clinical symptoms include abdominal pain, diarrhea, which is sometimes bloody, intermittent fever, anemia, and weight loss, and symptoms usually develop over time, rather than suddenly.

Severity of UC is generally classified as mild, moderate or severe. Mild disease is treated by sulfasalazine and 5-ASA’s, most commonly mesalamine. These may be given orally or rectally and are modestly potent anti-inflammatory agents. While inexpensive and well tolerated, only about 50% of UC patients will maintain a clinical response to these agents. Non-responders or relapsers will progress to moderate or even severe disease.

Patients failing on 5-ASA’s are usually placed onto steroid therapy, such as budesonide or prednisone, risking the well-known side effects of steroids. Failing, or not tolerating steroids leads to treatment with much more potent and expensive immunosuppressive agents such as anti-TNFs, or newer agents such as Entyvio or Xeljanz. We believe there is a clear unmet medical need for a well-tolerated, effective therapeutic for patients who fail first line treatment with 5-ASAs.

Our initial clinical trial in UC involves patients with ulcerative proctitis (UP) and ulcerative proctosigmoiditis (UPS), which is currently in a Phase 1b/2a clinical trial.

We intend to commence the clinical development of FW-UC, an oral immediate-release tablet in a Phase 1 clinical trial for subjects with UC as early as the second half of 2022, subject to successful results from Stage 2 of the FW-UP Phase 1b/2a clinical trial.

FW-UP for Ulcerative Proctitis (UP) and Ulcerative Proctosigmoiditis (UPS)

UP and UPS, are two types of UC, a chronic inflammatory bowel disease consisting of fine ulcerations in the inner mucosal lining of the large intestine that do not penetrate the bowel muscle wall. UPS causes inflammation in the colon and rectum, while UP is confined only to the rectum. Symptoms include weight loss, fatigue, abdominal pain and cramps, rectal pain and bleeding, and diarrhea, although constipation can also develop as the body struggles to maintain normal bowel function. UP and UPS affect approximately 200,000 patients in the U.S. annually.

UP and UPS can occur at any point throughout life, with a high occurrence in young children and then again around 40-50 years of age. Progression of this disease to ulcerative colitis, extending farther up the bowel to involve the sigmoid colon, occurs in about 30-50% of patients. UP and UPS allow convenient clinical management and observation by local sigmoidoscopy. Although there is a range of treatments to help ease symptoms and induce remission, there is no cure.

We are developing FW-UP, a niclosamide-based, small molecule anti-inflammatory inhibitor therapy in enema formulation for the treatment of UP and UPS. FW-UP is currently being investigated in a three-stage Phase 1b/2a clinical trial study in Europe to study the safety and potential efficacy of niclosamide in patients with UP and UPS. The limited local disease in rectum and rectosigmoid areas allow for convenient topical therapy.

Stage 1 of the trial studied 17 subjects with UP who had failed first line therapy with 5-ASAs, and were treated for six weeks with low dose FW-UP niclosamide rectal enemas twice a day. Preliminary results demonstrated that FW-UP niclosamide enemas were well tolerated, with a durable therapeutic effect. The efficacy endpoint was to achieve a clinical remission, defined as a Modified Mayo Score of 2 or less. A clinical remission rate of 59% was achieved which is higher than currently approved second line therapy with budesonide (38% to 44%).

Stage 2 of the trial is designed to study a higher dose of niclosamide enema twice daily for six-weeks. Initially, four subjects have been enrolled open label to ensure tolerability of the higher dose, which was well tolerated. Stage 2 will include approximately 28 more subjects in a placebo-controlled study, which we expect to begin enrollment in the first half of 2022. Upon completion of Stage 2, we will assess overall dose response, efficacy and tolerability.

Stage 3 of the trial will be an adaptively designed stage based upon the results obtained from Stage 2.

FW-CD for Crohn’s Disease (CD)

While the immunopathology of CD resembles that of UC, the location of disease, the response to treatment and the overall morbidity are different, as CD is more difficult to manage. Patient response to standard therapy is more variable than in UC, thus making clinical management more challenging. In UC, a reasonably clear course of disease from mild to moderate severity can be predicted based upon response to first line treatment. In CD, first line treatment often includes more immunosuppressive agents, such as steroids, immunomodulators, and anti-TNF agents as compared to the 5-ASAs used for first line in UC.

CD affects approximately 660,000 patients in the U.S. annually and approximately 76% or 500,000 have mild to moderate disease. We believe FW-CD, an oral niclosamide-based small molecule anti-inflammatory inhibitor therapy can be an important therapeutic in the treatment of mild to moderate CD, with the goal of reducing steroid and immunomodulators treatments.

We intend to commence clinical development of FW-CD in a Phase 2a clinical trial as early as 2024, subject to the successful completion of a FW-UC Phase 1 clinical trial.

Adrulipase

Adrulipase is the active pharmaceutical ingredient (“API”), derived from Yarrowia lipolytica, an aerobic yeast naturally found in various foods such as cheese and olive oil that is widely used as a biocatalyst in several industrial processes. Adrulipase is a secreted lipase naturally produced by Yarrowia lipolytica, known as LIP2, that we are developing through recombinant DNA technology for the treatment of EPI associated with CF and CP. Lipases are enzymes that help with the digestion of lipids and fat.

We previously held the exclusive right to commercialize adrulipase in the U.S., Canada, South America (excluding Brazil), Asia (excluding China and Japan), Australia, New Zealand and Israel pursuant to a sublicense from Laboratories Mayoly Spindler SAS (“Mayoly”) under the JDLA (as defined below), which also granted us joint commercialization rights for Brazil, Italy, China and Japan. In March 2019, we purchased all rights, title and interest in and to adrulipase from Mayoly pursuant to the Mayoly APA (as defined below), provided, however, Mayoly retained exclusive commercial rights in France and Russia.

Background

The pancreas is both an endocrine gland that produces several important hormones, including insulin, glucagon, and pancreatic polypeptide, as well as a digestive organ that secretes pancreatic juice containing digestive enzymes that assist the absorption of nutrients and digestion in the small intestine.

The targeted indication of adrulipase is the compensation of EPI, which is observed when the exocrine functions of the pancreas are below 10% of normal. The symptomatology of EPI is essentially due to the deficiency of pancreatic lipase, an enzyme that hydrolyses triglycerides into monoglycerides and free fatty acids. The pancreatic lipase enzymatic activity is hardly compensated by extra-pancreatic mechanisms, because gastric lipase has nearly no lipolytic activity in the pH range of the intestine. On the other hand, when they are impaired, the pancreatic amylase and protease (enzymes that break up carbohydrates (starches) and proteins, respectively) activities can be compensated by the salivary amylase, the intestinal glycosidase, the gastric pepsin, and the intestinal peptidases, all of which are components of the gastric juice secreted by the stomach walls. Lipid maldigestion due to lipase deficiency is responsible for weight loss, steatorrhea featured by greasy diarrhea, and fat-soluble vitamin deficiencies (i.e. A, D, E and K vitamins).

CP, the most common cause of EPI, is a long-standing inflammation of the pancreas that alters its normal structure and functions. In the U.S., its prevalence rate is of 42 cases per 100,000 inhabitants, resulting in approximately 132,000 cases. Approximately 60% of patients affected with CP display EPI, resulting in approximately 90,000 patients requiring substitution therapy in the U.S. In Western societies, CP is caused by chronic alcoholic consumption in approximately 55-80% of cases. Other relatively frequent etiologies include the genetic form of the disease that is inherited as an autosomal dominant condition with variable penetrance, pancreatic trauma and idiopathic causes.

CF, another dominant etiology of EPI, is a severe genetic disease associated with chronic morbidity and life-span decrease of most affected individuals. In most Caucasian populations, CF prevalence is of 7-8 cases per 100,000 inhabitants, but is less common in other populations, resulting in more than 30,000 affected individuals in the U.S. and more than 70,000 affected individuals worldwide. CF is inherited as monogenic autosomal recessive disease due to the defect at a single gene locus that encodes the Cystic Fibrosis Transmembrane Regulator protein, or CFTR, a regulated chloride channel. Mutation of both alleles of this chloride channel gene results in the production of thick mucus, which causes a multisystem disease of the upper and lower respiratory tracts, digestive system, and the reproductive tract. The progressive destruction of the pancreas results in EPI that is responsible for malnutrition and contributes to significant morbidity and mortality. About 80-90% of patients with CF develop EPI, resulting in approximately 25,000-27,000 patients in the U.S. that require substitution therapy.

Current treatments for EPI stemming from CP and CF rely on porcine (pig derived) pancreatic enzyme replacement therapies (PERTs), which have been on the market since the late 1800s. PERTs are typically comprised of three digestive enzymes; lipases, proteases, and amylases. The PERT market is well established with estimated sales of approximately $1.4 billion in 2019 in the U.S. and has been growing for the past five years at a compound annual growth rate of approximately 20%. In spite of their long-term use, however, PERTs suffer from poor stability, formulation problems, possible transmission of conventional and non-conventional infectious agents due to their animal origins, and possible adverse events at high doses in patients with CF and limited effectiveness.

History of the Program

In 1998, Mayoly, a European pharmaceutical company focusing primarily on gastroenterology disorders, launched a program for the discovery and characterization of novel lipases of non-animal origin that could be used in replacement therapy for EPI. The program was conducted in collaboration with INRA TRANSFERT, a subsidiary of the French academic laboratory, Institut National de la Recherche Agronomique, or National Institute for Agricultural Research (“INRA”). In 2000, Mayoly and INRA discovered that the yeast Yarrowia lipolytica secreted a lipase named LIP2. During the ensuing years, Mayoly investigated the in vitro enzymatic activities of LIP2 in collaboration with the Laboratory of Enzymology at Interfaces and Physiology of Lipolysis, a French public-funded research laboratory at the French National Scientific Research Centre laboratory (“CNRS”), which focuses on the physiology and molecular aspects of lipid digestion.

Pre-Clinical Program

The efficacy of adrulipase has been investigated in normal minipigs, which are generally considered as a relevant model for digestive drug development when considering their physiological similarities with humans and their omnivore diet. Experimental pancreatitis was induced by pancreatic duct ligation, resulting in severe EPI with baseline CFA around 60% post-ligature. CFA is a measurement obtained by quantifying the amount of fat ingested orally over a defined time period and subtracting the amount eliminated in the stool to ascertain the amount of fat absorbed by the body. Pigs were treated with either adrulipase or enteric-coated PERTs, both administered as a single-daily dose.

At doses ranging from 10.5 to 211 mg, adrulipase increased the CFA by +25 to +29% in comparison to baseline (p<0.05 at all doses), whereas the 2.5 mg dose had milder activity. Similar efficacy was observed in pigs receiving 100,000 U lipase of enteric-coated porcine pancreatic extract. These findings demonstrate the in vivo activity of adrulipase in a relevant in vivo model at a level similar to the PERTs at dosages of 10.5mg or greater.

To date, two non-clinical toxicology studies have been conducted. Both show that adrulipase lipase is clinically well tolerated at levels up to 1000mg/kg in rats and 250 mg/kg in minipigs up to 13 weeks. Adrulipase is therefore considered non-toxic in both rodent and non-rodent species up to a maximum feasible dose of 1,000 mg/kg/day in the rats over six months of administration.

Clinical Program

We believe that there are two principal therapeutic indications for EPI compensation by adrulipase: (i) children and adults affected by CF, and (ii) adult patients with CP. We have determined to initially pursue the indication for adults first in CF.

During 2010 and 2011, a phase 1/2a clinical trial of adrulipase was conducted in conjunction with Mayoly in a single center in France. The study was an exploratory study mainly designed to investigate the safety of adrulipase and was a randomized, double blind, placebo controlled, parallel clinical trial in 12 patients affected with CP or pancreatectomy and severe EPI. The primary efficacy endpoint of the study was defined as the relative change in steatorrhea (an established surrogate biomarker of EPI correction) in comparison to baseline. The study found that adrulipase was well tolerated with no serious adverse events. Only two adverse events were observed: constipation (two patients out of eight with adrulipase) and hypoglycemia (two patients out of eight with adrulipase, and one patient out of four with placebo). A non-statistically significant difference of the primary endpoint, possibly due to the small group size, was found between the two groups both in intention-to-treat, a group that included three patients who received the in-patient facility study diet but did not fulfill the protocol’s inclusion criteria, and per-protocol analysis. This study was not designed, nor did it aim, to demonstrate statistically significant changes of CFA or steatorrhea under adrulipase.

We received regulatory approval in Australia and New Zealand in 2016, with the addition of a 2018 regulatory approval in France, to conduct a Phase 2 multi-center dose escalation study of adrulipase in CP and pancreatectomy. The primary endpoint of this study was to evaluate the safety of escalating doses of adrulipase in 11 CP patients. The secondary endpoint was to investigate the efficacy of adrulipase in these patients by analysis of the CFA and its change from baseline. In September 2018, we announced that in pre-planned analyses, both the study’s primary and secondary endpoints were reached with a statistically significant (p=0.002) improvement in the CFA of 21.8%, in a per protocol analysis, with the highest evaluated dose of 2,240 mg/day of adrulipase. Statistical significance of the trial results is typically based on widely used, conventional statistical methods that establishes the p-value of the results. A p-value of 0.05 or less is required to demonstrate statistical significance. As such, these CFA levels are considered to be statistically significant.

In October 2018, the FDA cleared our IND application for adrulipase in patients with EPI due to CF. In December 2018, we initiated the Phase 2 OPTION Bridging Dose Study to investigate adrulipase in CF patients with EPI and in February 2019, we dosed the first patients. The Phase 2 OPTION Bridging Dose Study investigated the safety, tolerability and efficacy of adrulipase in a head-to-head comparison against the current PERT standard of care. The OPTION Bridging Dose Study employed a six-week non-inferiority CFA primary efficacy endpoint comparing adrulipase to PERTs.

In September 2019, we announced positive results from the OPTION Bridging Dose Study. Results showed that the primary efficacy endpoint of CFA was comparable to the CFA in a prior Phase 2 study in patients with CP, while using the same dosage of adrulipase. The dosage used in the OPTION Bridging Dose Study was 2.2 grams per day, which was determined in agreement with the FDA as a bridging dose from the highest safe dose used in the Phase 2 CP dose escalation study. Although the study was not powered for statistical significance, the data demonstrated meaningful efficacy results, with approximately 50% of the patients showing CFAs high enough to reach non-inferiority with standard PERTs. Additionally, the CNA was comparable between the adrulipase and PERT arms, 93% vs. 97%, respectively, in the OPTION Bridging Dose Study. This important finding confirms that protease supplementation is not likely to be required with adrulipase treatment. A total of 32 patients, ages 18 or older, completed the OPTION Bridging Dose Study.

In October 2019, the CFF DSMB completed its review of our final results of the OPTION Bridging Dose Study and found no safety concerns for adrulipase and supported our plan to proceed to the Phase 2b OPTION 2 Trial. In December 2019, we submitted the clinical trial protocol to the existing IND at the FDA, which has been reviewed by the FDA with no comments. In April 2020, we received approval to conduct the OPTION 2 Trial in Therapeutics Development Network clinical sites in the U.S. as well as IRB approval to commence the OPTION 2 Trial.

The OPTION 2 Trial was designed to investigate the safety, tolerability and efficacy of adrulipase (2.2 gram and 4.4 gram doses in enteric capsules) in a head-to-head manner versus the current standard of care, PERT pills. The OPTION 2 Trial was an open-label, crossover study, conducted in 15 sites in the U.S. and Europe. Enrollment included a total of 26 CF patients 18 years or older.  Adrulipase was administered in enteric capsules to provide gastric protection and test for optimal delivery of enzyme to the duodenum.  Patients were first randomized into two cohorts: to either the adrulipase arm, where they received a 2.2 gram daily oral dose of adrulipase for three weeks; or to the PERT arm, where they received their pre-study dose of PERT pills for three weeks. After three weeks, stools were collected for analysis of CFA. Patients were then be crossed over for another three weeks of the alternative treatment. After three weeks of cross-over therapy, stools were again be collected for analysis of CFA. A parallel group of patients were randomized and studied in the same fashion, using a 4.4 gram daily dose of adrulipase. All patients were followed for an additional two weeks after completing both crossover treatments for post study safety observation. Patients were assessed using descriptive methods for efficacy, comparing CFA between adrulipase and PERT arms, and for safety.

In January 2021, we announced an additional study arm in OPTION 2 Trial using an immediate release adrulipase capsules in order to identify the optimal dose and delivery method of adrulipase. This extension phase tested patients 18 years or older, who have already completed the crossover phase, at higher doses relative to the previously conducted OPTION Bridging Dose Study, this allowed us to compare data from the existing crossover arm using enteric (delayed release) capsules with data from the new extension arm, and ultimately select the optimal delivery method for a pivotal Phase 3 clinical trial.

In March 2021, we announced topline data results from the OPTION 2 Trial. The data demonstrated adrulipase to be safe and well-tolerated. In addition, we believe the data from the OPTION 2 Trial also demonstrates meaningful drug activity, as was also the case with our OPTION Bridging Dose Study and a prior Phase 2a study in patients with CP, and also with the interim data in our ongoing Combination Trial. However, patients in the OPTION 2 Trial did not consistently meet the primary efficacy endpoint. Some patients were able to achieve CFA at levels beyond what is required to demonstrate non-inferiority with PERT therapies, but the majority did not. As such, we did not meet our primary endpoint for the trial.

We believe that the underlying cause of the adrulipase’s uneven efficacy performance in the OPTION 2 Trial lies with the enteric capsule formulation. While we believe the enteric coating protects the capsule from breaking down in the stomach acid, the trial data suggests it may dissolve too slowly in the small intestine to release the lipase enzyme in time to aid with proper digestion and nutrient absorption.

As a result, we have announced plans to develop a new formulation for adrulipase, employing a capsule filled with acid-resistant granules, or microbeads, similar to what is used in CREON®, ZENPEP® and other PERT therapies. These beads will be placed into immediate release capsules that are intended to dissolve in the stomach, dispersing the beads, which should then pass through to the small intestine and break down, releasing the lipase enzyme so that it thoroughly mixes with food as it is being digested.

We are currently working with contract manufacturers to develop this new formulation. If successfully developed, we plan to initiate a further Phase 2 bridging study in the first half of 2022 to evaluate the new formulation’s efficacy, without substantially delaying our development efforts in other areas.

We launched the Phase 2 Combination Trial in Hungary in July 2019 to investigate adrulipase in combination with PERT, for CF patients who suffer from severe EPI, but continue to experience clinical symptoms of fat malabsorption despite taking the maximum daily dose of PERTs. The Combination Trial was designed to investigate the safety, tolerability and efficacy of escalating doses of adrulipase (700 mg, 1120 mg and 2240 mg per day, respectively), in conjunction with a stable dose of PERTs, in order to increase CFA and relieve abdominal symptoms. In October 2020, we opened a total of five clinical sites in Turkey and dosed the first patients in November 2020. In March 2021, we reached targeted enrollment of 18 patents.

In August 2021, we announced positive full topline results from all 20 patients enrolled in the Combination Trial. Data collected from the 20 patients indicated that adrulipase in combination with PERT led to clinically meaningful improvements in the primary efficacy endpoint, the CFA, with an average gain of more than six percentage points from baseline. According to the clinical literature, a five-point improvement in CFA is considered clinically significant.

We believe a combination therapy of PERT and adrulipase has the potential to: (i) correct macronutrient and micronutrient maldigestion; (ii) eliminate abdominal symptoms attributable to maldigestion; and (iii) sustain optimal nutritional status on a normal diet in CF patients with severe EPI.

Intellectual Property

Our goal is to obtain, maintain and enforce patent protection for our drug candidates, formulations, processes, methods and any other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our current drug candidates and any future drug candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the United States and abroad. However, patent protection may not afford us with complete protection against competitors who seek to circumvent our patents.

We also depend upon the skills, knowledge, experience and know-how of our management and research and development personnel, as well as that of our advisors, consultants and other contractors. To help protect our proprietary know-how, which is not patentable, and for inventions for which patents may be difficult to enforce, we currently rely and will in the future rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require all of our employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

Niclosamide

Our FW-ICI-AC, FW-UP, FW-UC and FW-CD niclosamide programs are protected by patent filings that include the following:

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US10,912,746; US10,905,666; US10,292,951; US10,772,854; US10,744,103; US10,799,468; US10,849,867; and related continuation applications as well as corresponding worldwide patent filings all entitled “Methods and Compositions for Treating Conditions Associated with an Abnormal Inflammatory Process.” The expiration date of the issued patents is September 1, 2036; and

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A PCT International application filed in 2021 directed to methods for treating conditions characterized by an abnormal inflammatory response such as an autoimmune disorder, colitis, autoimmune colitis, an inflammatory bowel disease, Crohn’s disease and ulcerative colitis. Any national designated patent application from this filing upon issuance will have an expected expiration in 2041.

Our FW-COV niclosamide programs are protected by patent filings that include the following:

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US10,980,756 and corresponding PCT International and foreign patent applications directed to the use of niclosamide for the treatment of COVID-19 gastrointestinal infections. The expiration of the issued patent is March 31, 2040.

Adrulipase

The adrulipase program is protected by the following issued patents that we have licensed under the Mayoly Agreement:

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PCT/FR2006/001352 patent family (including the patent EP2035556 and patent US8,334,130 and US8,834,867) “Method for producing lipase, transformed Yarrowia lipolytica cell capable of producing said lipase and their uses” describes a method for producing Yarrowia lipolytica acid-resistant recombinant lipase utilizing a culture medium without any products of animal origin or non-characterized mixtures such as tryptone, peptone or lactoserum, in addition to its uses. The European patents expire June 15, 2026, U.S. patent 8,334,130 expires September 11, 2028, and U.S. patent 8,834,867 expires September 15, 2026.

In addition, a PCT International application was filed in 2021 directed to our proprietary formulation of FW-EPI. Any national designated patent application from this filing upon issuance will have an expected expiration in 2041.

Manufacturing

We currently outsource all manufacturing, and we intend to use our collaborators and contract development and manufacturing organizations (CDMOs) for the foreseeable future. However, certain members of our team have broad experience in manufacturing, which we believe may provide a competitive advantage.

Niclosamide

Niclosamide API is obtained by chemical synthesis and is currently manufactured by Olon SpA at a facility in Murcia, Spain. Niclosamide drug product is currently manufactured at a contract facility located in Milan, Italy owned by Monteresearch and at a contract facility located in Tianjin, China owned by Asymchem. We believe there are multiple alternative contract manufacturers capable of producing the product we need for clinical trials; however, there is no guarantee that the processes are easily reproducible and transferrable.

Adrulipase

Adrulipase API is obtained by fermentation in bioreactors using our engineered and proprietary Yarrowia lipolytica strain. The proprietary yeast cell line from which the API is derived is kept at a storage facility maintained by Charles River. Adrulipase drug substance is currently manufactured at a contract facility located in Capua, Italy owned by Olon SpA. Adrulipase drug product is currently manufactured at a contract facilities located in Reims, France and Craigavon, United Kingdom owned by Delpharm and Almac Pharma Services. We believe there are multiple alternative contract manufacturers capable of producing the product we need for clinical trials. We are in the process of establishing alternative manufacturers and manufacturing sites for the product; however, there is no guarantee that the processes are easily reproducible and transferrable. In December 2020, we entered into a master service agreement with Asymchem to initiate the transfer of the manufacturing process for API, drug substance and drug product.

Competition

The pharmaceutical and biotechnology industries are characterized by rapidly evolving technology and intense competition. Many companies of all sizes, including major pharmaceutical companies and specialized biotechnology companies, are engaged in the development and commercialization of therapeutic agents designed for the treatment of the same diseases and disorders that we target. Many of our competitors have substantially greater financial and other resources, larger research and development staff and more experience in the regulatory approval process. Moreover, potential competitors have or may have patents or other rights that conflict with patents covering our technologies.

Niclosamide

With respect to FW-COV, our oral micronized formulation of niclosamide for COVID-19 GI infections, if approved, will compete with currently approved antivirals, including VEKLURY® (remdesivir) marketed by Gilead Sciences, Inc. and vaccines, including those marketed by Pfizer Inc. and BioNTech SE, Moderna, Inc. Johnson & Johnson and AstraZeneca plc. There are also several therapeutic and vaccine candidates in various stages of development that may obtain regulatory approval for the treatment or prevention of COVID-19 infections. Additionally, there are currently ongoing clinical studies using niclosamide by ANA Therapeutics (acquired by NeuroBo Pharmaceuticals, Inc.), Daewoong Pharmaceuticals Co Ltd, and Union Therapeutics A/S, among others at various stages of development. We believe our approach to target COVID-19 GI infections is differentiated. We believe our ability to compete in this market, if we are successful in developing and obtaining regulatory approval to market FW-1022, will depend on our ability (or that of future corporate partners) to convince patients, their physicians, healthcare agencies and payors and the medical community of the benefits of using FW-COV to treat patients with COVID-19 infections with GI symptoms.

With respect to FW-ICI-AC, our oral micronized formulation and niclosamide for ICI-AC, if approved, will compete with both oral and intravenous administered steroids as well as hospital-based infusions of biologics, including infliximab and vedolizumab. We believe our ability to compete in this market, if we are successful in developing and obtaining regulatory approval to market FW- ICI-AC, will depend on our ability (or that of future corporate partners) to convince patients, their physicians, healthcare agencies and payors and the medical community of the benefits of using a non-steroidal, non-biologic therapeutic option for the treatment of ICI-AC.

With respect to FW-UP and FW-UC, our topical formulation of niclosamide for UP, if approved, will compete with sulfasalazines and 5-ASAs, for the treatment of mild disease, steroids, including budesonide and prednisone, azathioprine, 6-mercaptopurine, and methotrexate for the treatment of moderate disease, and Anti-TNFs, Entyvio (vedolizumab), Xeljanz (Tofacitinib); Stelara (Ustekinumab) for the treatment of severe disease. We believe our ability to compete in this market, if we are successful in developing and obtaining regulatory approval to market FW- UP and FW-UC, will depend on our ability (or that of future corporate partners) to convince patients, their physicians, healthcare agencies and payors and the medical community of the benefits of using a non-steroidal, non-biologic therapeutic option to prevent the advancement disease requiring more toxic immunosuppressive therapeutic option for the treatment of mild and moderate UP and UC.

Adrulipase

With respect to adrulipase, we will compete with PERTs (pancrelipase), a well-established market that is currently dominated by a few large pharmaceutical companies, including CREON® marketed by AbbVie Inc., ZENPEP® sold to Nestlé S.A. by Allergan plc. in January 2020, PANCREAZE® marketed by VIVUS, Inc. and PERTZYE® marketed by Chiesi Farmaceutici S.p.A. There are currently six PERT products that have been approved by the FDA for sale in the U.S. We believe our ability to compete in this market, if we are successful in developing and obtaining regulatory approval to market adrulipase, will depend on our ability (or that of a future corporate partner) to convince patients, their physicians, healthcare payors and the medical community of the benefits of using a non-animal-based product to treat EPI, as well as by addressing other shortcomings associated with PERTs, including a large pill burden.

Risk Factors

Risks Related to the Merger

The Company may not realize the anticipated benefits of the Merger

The success of the Merger will depend, in part, on the Company’s ability to realize the anticipated benefits of acquiring First Wave Bio, Inc. The Company’s ability to realize these anticipated benefits is subject to certain risks, including, among others:

•	The Company’s ability to successfully integrate First Wave Bio, Inc.’s business;

•	The risk that First Wave Bio, Inc.’s business will not perform as expected;

•	The extent to which the parties will be able to realize expected synergies, including those from the consolidation of clinical, research and manufacturing functions;

•	The possibility that the aggregate consideration being paid for First Wave Bio, Inc. is greater than the value that the Company will derive from the Merger;

•	The reduction of cash available for operations and other uses;

•	The assumption of known and unknown liabilities of First Wave Bio, Inc.; and

•	The possibility of costly litigation challenging the Merger.

Integrating the Company’s and First Wave Bio, Inc.’s businesses may be more difficult, time-consuming or costly than expected

The Company and First Wave Bio, Inc. have operated independently, and there can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s or both companies’ ongoing businesses or unexpected integration issues, such as higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, issues that must be addressed in integrating the operations of the Company and First Wave Bio, Inc. in order to realize the anticipated benefits of the Merger so the business performs as expected include, among others:

●	combining the companies’ separate operational, financial, reporting and corporate functions;

●	integrating the companies’ technologies, products and services;

●	identifying and eliminating redundant and underperforming operations and assets;

●	harmonizing the companies’ operating practices, internal controls and other policies, procedures and processes;

●	addressing possible differences in corporate cultures and management philosophies;

●	maintaining employee morale and retaining key management and other employees;

●	attracting and recruiting prospective employees;

●	consolidating the companies’ corporate, administrative and information technology infrastructure;

●	managing the movement of certain businesses and positions to different locations;

●	maintaining existing agreements with vendors and avoiding delays in entering into new agreements with prospective vendors;

●	coordinating geographically dispersed organizations; and

●	effecting potential actions that may be required in connection with obtaining regulatory approvals.

In addition, at times, the attention of certain members of each company’s management and each company’s resources may be focused on the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and, consequently, the business of the Company.

Third parties may terminate or alter existing contracts or relationships with AzurRx or First Wave Bio, Inc.

Each of AzurRx and First Wave Bio, Inc. has contracts with vendors and other business partners which may require AzurRx or First Wave Bio, Inc., as applicable, to obtain consents from these other parties in connection with the Merger. If these consents cannot be obtained, the counterparties to these contracts and other third parties with which AzurRx and/or First Wave Bio, Inc. currently have relationships may have the ability to terminate, reduce the scope of or otherwise materially adversely alter their relationships with either party following the Merger. The pursuit of such rights may result in us suffering a loss of potential future revenue, incurring liabilities in connection with a breach of such agreements or losing rights that are material to our business. Any such disruptions could limit our ability to achieve the anticipated benefits of the Merger.

AzurRx may have difficulty attracting, motivating and retaining executives and other key employees in light of the Merger.

Our success after the Merger will depend in part on AzurRx’s ability to retain key executives and other employees. Uncertainty about the effect of the Merger on AzurRx’s employees may have an adverse effect on the company and consequently, the combined business. This uncertainty may impair our ability to attract, retain and motivate key personnel.

Furthermore, if any of our key employees depart or are at risk of departing, including because of issues relating to the uncertainty and difficulty of integration, financial security or a desire not to become employees of the combined business, we may have to incur significant costs in retaining such individuals or in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent, and our ability to realize the anticipated benefits of the Merger may be materially and adversely affected. No assurance can be given that we will be able to attract or retain key employees to the same extent that we have been able to attract or retain employees in the past.

The Merger Agreement requires us to make significant developmental milestone and other payments which will require additional financing.

Under the Merger Agreement, we must pay to First Wave significant milestone payments of up to $207 million specified development, regulatory and net sales (as defined in the Merger Agreement) milestones. In order to make the various milestone payments that are required, we will need to raise additional funds.

AzurRx and First Wave Bio will incur significant transaction and Merger-related transition costs in connection with the Merger.

AzurRx and First Wave expect that they will incur significant, non-recurring costs in connection with consummating the Merger and integrating the operations of the two companies post-closing. AzurRx may incur additional costs to retain key employees. AzurRx and/or First Wave will also incur significant fees and expenses relating to financing arrangements and legal services (including any costs that would be incurred in defending against any potential class action lawsuits and derivative lawsuits in connection with the Merger if any such proceedings are brought), accounting and other fees and costs, associated with consummating the Merger. Some of these costs are payable regardless of whether the Merger is completed. Though AzurRx and First Wave continue to assess the magnitude of these costs, additional unanticipated costs may be incurred in the Merger and the integration of the businesses of AzurRx and First Wave.

The unaudited pro forma financial information included in this filing is preliminary and our actual financial position or results of operations after the First Wave Acquisition may differ materially.

The unaudited pro forma financial information in this filing is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Merger been completed on the dates indicated. The unaudited pro forma financial information reflects adjustments, which are based upon estimates and assumptions, to allocate the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed, based on their estimated acquisition-date fair values. The purchase price allocation reflected in the unaudited pro forma financial statements is preliminary, and a final determination of the fair value of assets acquired and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of First Wave that existed as of the date of the completion of the Merger. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma information reflected in this Current Report on Form 8-K.

AzurRx may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the First Wave Acquisition from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on AzurRx’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, then that injunction may delay or prevent the Merger from being completed, which may adversely affect AzurRx’s business, financial position and results of operations. As of the date of this Current Report on Form 8-K, no such lawsuits have been filed in connection with the Merger and we cannot predict whether any will be filed.

The lack of a public market for First Wave shares makes it difficult to determine the fair market value of the First Wave shares, and AzurRx may pay more than the fair market value of the First Wave shares.

First Wave Bio, Inc. is privately held and its share capital is not traded in any public market. The lack of a public market makes it extremely difficult to determine First Wave’s fair market value. Because the amount of AzurRx’s equity issued to the First Wave Shareholders was determined based on negotiations between the parties, it is possible that AzurRx may pay more than the aggregate fair market value for First Wave.

The market price for shares of AzurRx Common Stock may decline as a result of the Merger, including as a result of some AzurRx stockholders adjusting their portfolios.

The market value of AzurRx Common Stock at the time of consummation of the Merger may vary significantly from the price of AzurRx Common Stock on the date the Merger Agreement was executed. The market price of AzurRx Common Stock may decline if, among other things, the costs related to the Merger are greater than expected, AzurRx does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts or the effect of the Merger on AzurRx’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

In addition, sales of AzurRx Common Stock by AzurRx’s stockholders after the completion of the Merger may cause the market price of AzurRx Common Stock to decrease. Based on the number of shares of AzurRx Common Stock outstanding as of September 10, 2021, approximately 9,965,174 shares of AzurRx Common Stock are issued and outstanding immediately after the closing of the Merger. Many AzurRx stockholders and former First Wave Shareholders may decide not to hold the shares of AzurRx Common Stock that they received in the Merger. Such sales of AzurRx Common Stock could have the effect of depressing the market price for AzurRx Common Stock and may take place once a registration statement registering such shares is filed and declared effective with the SEC, which the Company must use commercially reasonable efforts to effect promptly following December 31, 2021.

Any of these events may make it more difficult for AzurRx to sell equity or equity-related securities, dilute your ownership interest in AzurRx and have an adverse impact on the price of AzurRx Common Stock.

Risks Related to Our Common Stock

The Reverse Stock Split may not result in a proportional increase in the per share price of our common stock.

On September 13, 2021, we completed a one-for-ten reverse stock split of our shares of common stock (the “Reverse Stock Split”) and proportionate reduction in the number of authorized shares of common stock from 250,000,000 to 25,000,000. The Reverse Stock Split was effected in accordance with the authorization adopted by our stockholders at a special meeting held on February 24, 2021 and was announced on September 10, 2021. Among other reasons, our Board of Directors determined to effect the Reverse Stock Split because it is a potentially effective means to increase the per share market price of our common stock and thus enable us to regain compliance with the $1.00 per share minimum closing price required to maintain continued listing of our common stock on Nasdaq under Nasdaq Listing Rule 5550(a)(2), or the minimum bid price requirement. However, there can be no assurance that the market price of our common stock following the Reverse Stock Split will remain at the level required for continuing compliance with the minimum bid price requirement, and there are a number of risks and potential disadvantages associated with a reverse stock split. The effect of the Reverse Stock Split on the market price for our common stock cannot be accurately predicted. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines during the period following the Reverse Stock Split, the percentage decline may be greater than would occur in the absence of the Reverse Stock Split. The market price of our common stock may also be affected by other factors which may be unrelated to the Reverse Stock Split or the number of shares outstanding.

Moreover, because some investors may view the Reverse Stock Split negatively, we cannot assure you that the Reverse Stock Split will not adversely impact the market price of our common stock. Accordingly, our total market capitalization after the Reverse Stock Split may be lower than the market capitalization before the Reverse Stock Split.

The Reverse Stock Split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the Reverse Stock Split given the reduced number of shares that will be outstanding following the Reverse Stock Split, especially if the market price of our common stock does not increase as a result of the Reverse Stock Split. In addition, the Reverse Stock Split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such shareholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the Reverse Stock Split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the Reverse Stock Split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.